Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jowell Global Ltd. on Form S-8 (File No. 333-259695) and on Form F-3 (File No. 333-264109) of our report dated April 25, 2022, with respect to our audit of the consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows of Jowell Global Ltd. for the year ended December 31, 2021, before the adjustments to retrospectively apply the change in accounting related to the Share Consolidation as described in Note 12, which report is included in this Annual Report on Form 20-F for the year ended December 31, 2023.

We were dismissed as auditors on November 21, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in the Annual Report on Form 20-F for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Form F-3 (File No. 333-264109).

/s/ Friedman LLP

Friedman LLP

New York, New York

May 13, 2024